Exhibit 4.11

December 18, 2014

Officer’s Certificate

5.250% Senior Notes due 2020

Officer’s Certificate under Section 2.01 of the Indenture

Pursuant to Article II of the Indenture, dated as of March 19, 2014 (as it may be amended or supplemented, the “Indenture”), between The ADT Corporation (the “Company”) and Wells Fargo Bank, National Association as trustee (the “Trustee”) and the Board Resolutions dated as of September 19, 2014 and November 11, 2013, of which copies certified by the Secretary or an Assistant Secretary of the Company are being delivered herewith under Section 2.01 of the Indenture,

A. The Company’s 5.250% Senior Notes due 2020 (the “Notes”) are hereby established. The Notes shall be in substantially the form attached hereto as Annex 1.

B. The Notes will be general unsecured and unsubordinated obligations of the Company and will be ranked equally among all of the Company’s other existing and future unsecured and unsubordinated debt.

C. The terms and characteristics of the Notes shall be as follows and as shall be set forth in the form of Note attached hereto as Annex 1:

(1) The Notes constitute a series of securities having the title “5.250% Senior Notes due 2020”;

(2) The initial aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.05, 2.06, 2.07, 2.11 or 3.03) is $300,000,000;

(3) The entire Outstanding principal of the Notes shall be payable on March 15, 2020;

(4) The rate at which the Notes shall bear interest shall be 5.250% per year. The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(5) The date from which interest shall accrue on the Notes shall be December 18, 2014, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be March 15 and September 15 of each year, beginning March 15, 2015. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the March 1 and September 1 prior to each Interest Payment Date (a “regular record date”);

(6) (a) The Notes will be subject to redemption at the Company’s option on any date (a “Redemption Date”) prior to the maturity date, in whole or from time to time in part, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof). The Notes will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) as determined by the Quotation Agent and delivered to the Company in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the Redemption Date (excluding the portion of interest that will be accrued and unpaid to and including the Redemption Date) discounted from their scheduled date of payment to the Redemption Date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 50 basis points, plus accrued and unpaid interest, if any, thereon to the Redemption Date.

(b) As used herein:

“Adjusted Redemption Treasury Rate”, with respect to any Redemption Date, means the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such Redemption Date.

“Comparable Redemption Treasury Issue” means the United States Treasury security selected by the Quotation Agent as being the most recently issued United States Treasury note or bond as displayed by Bloomberg LP (or any successor service) on screens PX1 through PX8 (or any other screens as may replace such screens on such service) that has a remaining term comparable to the remaining term of the Notes to be redeemed.

“Comparable Redemption Treasury Price”, with respect to any Redemption Date, means (i) the average of the Redemption Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

“Quotation Agent” means a Redemption Reference Treasury Dealer appointed as such agent by the Company.

“Redemption Reference Treasury Dealer” means four primary U.S. Government securities dealers in the United States selected by the Company.

“Redemption Reference Treasury Dealer Quotations”, with respect to each Redemption Reference Treasury Dealer and any Redemption Date, means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m., New York City time, for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the Redemption Date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third Business Day preceding such Redemption Date;

Except as provided herein, in Section 9 below and in Article XI of the Indenture, the Notes shall not be subject to redemption, repurchase or repayment at the option of any Holder thereof, upon the occurrence of any particular circumstances or otherwise. The Notes will not have the benefit of any sinking fund.

(7) The Notes shall be substantially in the form attached hereto as Annex 1 the terms of which are herein incorporated by reference;

(8) The Notes shall be issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof;

(9) Change of Control Triggering Event:

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes, it shall be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase, at the Holder’s election, all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a written notice shall be sent to the Trustee and to the Holders of the Notes describing in reasonable detail the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (a “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) In order to accept the Change of Control Offer, the Holder must deliver (or otherwise comply with alternative instructions in accordance with the procedures of the Depositary) to the paying agent, at least five Business Days prior to the Change of Control Payment Date, its Note together with the form entitled “Election Form” (which form is contained in the form of note attached hereto as Exhibit A) duly completed, or a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company in the United States setting forth:

(i) the name of the Holder of such Note;

(ii) the principal amount of such Note;

(iii) the principal amount of such Note to be repurchased;

(iv) the certificate number or a description of the tenor and terms of such Note;

(v) a statement that the Holder is accepting the Change of Control Offer; and

(vi) a guarantee that such Note, together with the form entitled “Election Form” duly completed, will be received by the paying agent at least five Business Days prior to the Change of Control Payment Date.

(c) Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of a Note, but in that event the principal amount of such Note remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

(d) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of such Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(e) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 9, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 9 by virtue of any compliance with such laws or regulations;

(10) The Notes shall be issuable in whole in the registered form of one or more Global Securities, and the Depository for such Global Securities shall be The Depository Trust Company, New York, New York;

(11) The Notes are not convertible into shares of common stock or other securities of the Company;

(12) The Notes will not be issued with guarantees;

(13) The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain Outstanding (but subject to defeasance, as provided in the Indenture):

(a) Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness that is secured by a mortgage, pledge, security interest, lien or encumbrance (each a “lien”) upon any property that at the time of such issuance, assumption or guarantee constitutes a Principal Property, or any shares of stock of or Indebtedness issued by any Restricted Subsidiary, whether now owned or hereafter acquired, without effectively providing that, for so long as such lien shall continue in existence with respect to such secured Indebtedness, the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with the Notes, it being understood that for purposes hereof, Indebtedness which is secured by a lien and Indebtedness which is not so secured shall not, solely by reason of such lien, be deemed to be of different ranking) shall be equally and ratably secured by a lien ranking ratably with or equal to (or at the Company’s option prior to) such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to:

(i) liens existing on the date the Notes are first issued;

(ii) liens on the stock, assets or Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary, unless created in contemplation of such Person becoming a Restricted Subsidiary;

(iii) liens on any assets or Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or any Restricted Subsidiary;

(iv) liens on any Principal Property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, or liens to secure the payment of the purchase price of such Principal Property by the Company or any Restricted Subsidiary, or to secure any Indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of such Principal Property or improvements or construction thereon, which Indebtedness is incurred, assumed or guaranteed prior to, at the time of or within one year after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any Principal Property theretofore owned by the Company or a Restricted Subsidiary, other than the Principal Property so acquired, constructed or improved (and accessions thereto and improvements and replacements thereof and the proceeds of the foregoing);

(v) liens securing Indebtedness owing by any Restricted Subsidiary to the Company or a Subsidiary thereof;

(vi) liens in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction or improvement) of the Principal Property subject to such liens (including liens incurred in connection with pollution control, industrial revenue or similar financings);

(vii) pledges, liens or deposits under workers’ compensation or similar legislation, and liens thereunder that are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Restricted Subsidiary is a party, or to secure the public or statutory obligations of the Company or any Restricted Subsidiary, or in connection with obtaining or maintaining self-insurance, or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any Restricted Subsidiary is a party, or in litigation or other proceedings in connection with the matters heretofore referred to in this clause, such as interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business;

(viii) liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary in good faith is prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party;

(ix) liens for taxes or assessments or governmental charges or levies not yet due or delinquent; or that can thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens or charges incidental to the conduct of the business of the Company or any Restricted Subsidiary, or the ownership of their respective assets, that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that, in the opinion of the Board of Directors of the Company, do not materially impair the use of such assets in the operation of the business of the Company or such Restricted Subsidiary or the value of such Principal Property for the purposes of such business;

(x) liens to secure the Company’s or any Restricted Subsidiary’s obligations under agreements with respect to spot, forward, future and option transactions, entered into in the ordinary course of business;

(xi) liens not permitted by the foregoing clauses (i) to (x), inclusive, if at the time of, and after giving effect to, the creation or assumption of any such lien, the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries (without duplication) secured by all such liens not so permitted by the foregoing clauses (i) through (x), inclusive, together with the Attributable Debt in respect of Sale and Lease-Back Transactions permitted by paragraph (i) under subsection (b) below, do not exceed the greater of $100,000,000 or 10% of Consolidated Net Worth; and

(xii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (i) to (xii), inclusive; provided, however, that the principal amount of Indebtedness secured thereby unless otherwise excepted under clauses (i) through (xi) shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the assets (or any replacements therefor) that secured the lien so extended, renewed or replaced (plus improvements and construction on real property).

(b) Limitation on Sale and Lease-Back Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless:

(i) the Company or such Restricted Subsidiary, at the time of entering into a Sale and Lease-Back Transaction, would be entitled to incur Indebtedness secured by a lien on the Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such Sale and Lease-Back Transaction, without equally and ratably securing the Notes pursuant to Section 13(a) above; or

(ii) the direct or indirect proceeds of the sale of the Principal Property to be leased are at least equal to the fair value of such Principal Property (as determined by the Company’s Board of Directors) and an amount equal to the net proceeds from the sale of the property or assets so leased is applied, within 180 days of the effective date of any such Sale and Lease-Back Transaction, to the purchase or acquisition (or, in the case of real property, commencement of the construction) of property or assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Notes, or of Funded Indebtedness of the Company or a consolidated Subsidiary ranking on a parity with or senior to the Notes; provided that there shall be credited to the amount of net proceeds required to be applied pursuant to this clause (b)(ii) an amount equal to the sum of (x) the principal amount of Notes delivered within 180 days of the effective date of such Sale and Lease-Back Transaction to the Trustee for cancellation and (y) the principal amount of other Funded Indebtedness voluntarily retired by the Company within such 180-day period, excluding retirements of Notes and other Funded Indebtedness as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions.

(14) The Notes will be Unrestricted Securities under the Indenture;

(15) Additional Terms

(a) Additional Events of Default: Each of the following additional events shall be established and shall constitute an “Event of Default” under Section 6.01(a) of the Indenture with respect to the Notes so long as any of the Notes remain Outstanding:

“(8) an event of default shall happen and be continuing with respect to the Company’s Indebtedness for borrowed money (other than Non-Recourse Indebtedness) under any indenture or other instrument evidencing or under which the Company shall have a principal amount outstanding (such amount with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities based on the accreted amount determined in accordance with United States generally accepted accounting principles and as of the date of the most recently prepared consolidated balance sheet of the Company) in excess of $100,000,000, and such event of default shall involve the failure to pay the principal of such Indebtedness on the final maturity date thereof after the expiration of any applicable grace period with respect thereto, or such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within ten Business Days after notice thereof shall have been given by the trustee to the Company or by the holders of at least 25% in aggregate principal amount of outstanding securities of such series to the Trustee and the Company; provided however that:

(i) if such event of default under such indenture or instrument shall be remedied or cured by the Company or waived by the requisite holders of such Indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Securityholders; and

(ii) subject to the provisions of Sections 7.01 and 7.02 of the Indenture, the Trustee shall not be charged with knowledge of any such event of default unless written notice thereof shall have been given to a Responsible Officer of the Trustee by the Company, by the holder or an agent of the holder of any such Indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Holders of not less than 25% in the aggregate principal amount of Outstanding Securities of such series.”

(b) Additional Defined Terms: As used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Attributable Debt”, in connection with a Sale and Lease-Back Transaction, as of any particular time, means the aggregate of present values (discounted at a rate that, at the inception of the lease, represents the effective interest rate that the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets) of the obligations of the Company or any Restricted Subsidiary for net rental payments during the remaining term of the applicable lease, including any period for which such lease has been extended or, at the option of the lessor, may be extended. The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee, whether or not designated as rental or additional rental, on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person other than the Company or a direct or indirect wholly-owned subsidiary of the Company; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (1), (2) or (5) above if: (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company or a holding company becomes the successor to the Company under Section 10.02 of the Indenture pursuant to a transaction that is permitted under Section 10.01 of the Indenture and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction (or a series of related transactions) are substantially the same (and hold in the same proportions) as the holders of the Company’s Voting Stock immediately prior to that transaction. The term “person,” as used in this definition, means any Person and any two or more Persons as provided in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Consolidated Net Worth” at any date means total assets less total liabilities, in each case appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet.

“Consolidated Tangible Assets” at any date means total assets less all Intangible Assets appearing on the most recently prepared consolidated balance sheet of the Company and its subsidiaries as of the end of a fiscal quarter of the Company, prepared in accordance with United States generally accepted accounting principles as in effect on the date of the consolidated balance sheet. “Intangible Assets” means the amount (if any) stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading of intangible assets separately listed, in each case on the face of such consolidated balance sheet.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who:

(1) was a member of such Board of Directors on the date hereof; or

(2) was nominated for election, elected or appointed to such Board of Directors pursuant to a proposal by a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Funded Indebtedness” means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

“Indebtedness” means, without duplication, the principal amount (such amount being the face amount or, with respect to original issue discount bonds or zero coupon notes, bonds or debentures or similar securities, determined based on the accreted amount as of the date of the most recently prepared consolidated balance sheet of the Company and its Subsidiaries as of the end of a fiscal quarter of the Company prepared in accordance with United States generally accepted accounting principles as in effect on the date of such consolidated balance sheet) of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments or reimbursement obligations with respect thereto (such instruments to constitute Indebtedness only to the extent that the outstanding reimbursement obligations in respect thereof are collateralized by cash or cash equivalents reflected as assets on a balance sheet prepared in accordance with United States generally accepted accounting principles), (iv) all obligations to pay the deferred purchase price of property or services, except (A) trade and similar accounts payable and accrued expenses, (B) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (C) obligations in respect of customer advances received and (D) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business, (v) all obligations as lessee to the extent capitalized in accordance with United States generally accepted accounting principles and (vi) all Indebtedness of others consolidated in such balance sheet that is guaranteed by the Company or any of its subsidiaries or for which the Company or any of its subsidiaries are legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-Recourse Indebtedness” means Indebtedness upon the enforcement of which recourse may be had by the holder(s) thereof only to identified assets of the Company or any of its Subsidiaries and not to such entity personally (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Principal Property” means any U.S. manufacturing, processing or assembly plant or any U.S. warehouse or distribution facility of the Company or any of its Subsidiaries that is used by any U.S. Subsidiary of the Company and (A) is owned by the Company or any Subsidiary of the Company on the date hereof, (B) the initial construction of which has been completed after the date hereof, or (C) is acquired after the date hereof, in each case, other than any such plants, facilities, warehouses or portions thereof, that in the opinion of the Board of Directors of the Company, are not collectively of material importance to the total business conducted by the Company and its subsidiaries as an entirety, or that has a net book value (excluding any capitalized interest expense), on the date hereof in the case of clause (A) of this definition, on the date of completion of the initial construction in the case of clause (B) of this definition or on the date of acquisition in the case of clause (C) of this definition, of less than 2.0% of Consolidated Tangible Assets on the consolidated balance sheet of the Company and its subsidiaries as of the applicable date.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by at least two of the three Rating Agencies and such Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“Restricted Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property.

“Sale and Lease-Back Transaction” means an arrangement with any Person providing for the leasing by the Company or a Restricted Subsidiary of any Principal Property whereby such Principal Property has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such Person other than the Company or any of its Subsidiaries; provided, however, that the foregoing shall not apply to any such arrangement involving a lease for a term, including renewal rights, for not more than three years.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “Person” as of any date, the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

D. Sections A through C of this Officer’s Certificate and the Notes are subject to the provisions regarding supplemental indentures and amendments set forth in Article IX of the Indenture. Capitalized terms used but not defined in this Officer’s Certificate shall have the meanings ascribed thereto in the Indenture.

Officer’s Certificate under Sections 2.04 and 14.06 of the Indenture

Pursuant to Sections 2.04 and 14.06 of the Indenture, Ravi Tulsyan, the Senior Vice President and Treasurer of the Company, in his capacity as an officer of the Company, does hereby certify on behalf of the Company as follows:

(1) All conditions precedent under the Indenture to the issuance and authentication of the Notes and the delivery of the Notes have been complied with;

(2) The undersigned has read the conditions and definitions relating thereto referred to in paragraph 1 above;

(3) The statements of the undersigned contained herein are based upon the undersigned’s participation in the issuance of the Notes by the Issuer and a review of the Indenture;

(4) The undersigned has made such examination or investigation as is necessary in the undersigned’s opinion to enable the undersigned to express an informed opinion as to whether the conditions referred to in paragraph 1 above have been complied with. The undersigned is of the opinion that the Indenture and this Officer’s Certificate are legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

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IN WITNESS WHEREOF, I have signed this Officer’s Certificate as of the date first above written.

THE ADT CORPORATION

By:	/s/ Ravi Tulsyan
Name:	Ravi Tulsyan
Title:	Senior Vice President and Treasurer

[Signature Page to Officer’s Certificate]

Annex 1

FORM OF 5.250% SENIOR NOTES DUE 2020

[Insert the Private Placement Legend and/or the Global Security legend, as applicable]

5.250% SENIOR NOTES DUE 2020

No. [ ]	$[ ]
CUSIP No. [ ]

THE ADT CORPORATION

promises to pay to [    ] or registered assigns, the principal sum of [    ] Dollars on March 15, 2020.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Each holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been manually signed by or on behalf of the Trustee. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Indenture.

Date: [    ]

THE ADT CORPORATION

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

THE ADT CORPORATION

5.250% Senior Notes due 2020

This security is one of a duly authorized series of debt securities of The ADT Corporation, a Delaware company (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsubordinated debt securities, dated as of March 19, 2014 (the “Base Indenture”), duly executed and delivered between the Company and Wells Fargo Bank, National Association (the “Trustee”), as modified by an Officer’s Certificate, dated as of December 18, 2014 (the “Officer’s Certificate”) of the Company. The Base Indenture as modified by the Officer’s Certificate is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the holders of the Securities (the “Securityholders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Officer’s Certificate, as applicable.

1. Interest. The Company promises to pay interest on the principal amount of this Security at an annual rate of 5.250%. The Company will pay interest semi-annually on March 15 and September 15 of each year (each such day, an “Interest Payment Date”). If any Interest Payment Date, redemption date or maturity date of this Security is not a Business Day, then payment of interest or principal (and premium, if any) shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period after such date to the date of such payment on the next succeeding Business Day. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a regular record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be March 15, 2015. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption and the Redemption Date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities will be paid upon presentation and surrender of such Securities as provided in the Indenture. The principal of and the interest on the Securities shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee, will act as paying agent and Security Registrar. The Company may change or appoint any paying agent or Security Registrar without notice to any Securityholder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The terms of the Securities include those stated in the Indenture (which shall include, for the avoidance of doubt, terms set forth in the Officer’s Certificate) and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified. The Securities are entitled to the benefits of all such terms and are subject to all such terms, and Securityholders are referred to the Indenture and TIA for a statement of such terms. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “5.250% Senior Notes due 2020”, initially limited to $300,000,000 in aggregate principal amount.

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture. Requests may be made to: The ADT Corporation, 1501 Yamato Road, Boca Raton, FL 33431, Attention: Investor Relations.

5. Optional Redemption. The Securities will be subject to redemption at the option of the Company on any date prior to the maturity date, in whole or from time to time in part, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), on written notice given to the Securityholders thereof not less than 30 days nor more than 90 days prior to the date fixed for redemption in such notice (the “Redemption Date”). The Securities will be redeemable at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities to be redeemed and (ii) as determined by the Quotation Agent and delivered to the Company in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on any date after the Redemption Date (excluding the portion of interest that will be accrued and unpaid to and including the Redemption Date) discounted from their scheduled date of payment to the Redemption Date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 50 basis points, plus, in either the case of clause (i) or clause (ii), accrued and unpaid interest, if any, thereon to the Redemption Date. This Security is also subject to redemption to the extent provided in Article XI of the Indenture.

If the giving of the notice of redemption is completed as provided in the Indenture, interest on such Securities or portions of Securities shall cease to accrue on and after the Redemption Date, unless the Company shall default in the payment of any such redemption price and accrued interest with respect to any such Security or portion thereof.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Securities.

6. Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem this Security, it shall be required to make an offer to the holder of this Security to repurchase, at such holder’s election, all or a part (equal to $1,000 or an integral multiple of $1,000 in excess thereof; provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof), of this

Security, in cash equal to 101% of the aggregate principal amount of this Security repurchased, plus accrued and unpaid interest, if any, to the date of repurchase. Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, a written notice shall be sent to the Trustee and to the Securityholders describing in reasonable detail the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase this Security on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent.

7. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in the denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges. If the Securities are to be redeemed, the Company will not be required to: (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of less than all of the outstanding Securities of the same series and ending at the close of business on the day of such mailing; (ii) register the transfer of or exchange any Security of any series or portions thereof selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part; nor (iii) register the transfer of or exchange a Security of any series between the applicable record date and the next succeeding Interest Payment Date.

8. Persons Deemed Owners. The registered Securityholder may be treated as its owner for all purposes.

9. Repayment to the Company. Any funds or Governmental Obligations deposited with any paying agent or the Trustee, or then held by the Company, in trust for payment of principal of, premium, if any, or interest on the Securities of a particular series that are not applied but remain unclaimed by the holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to the Company or (if then held by the Company) shall be discharged from such trust. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as unsecured general creditors.

10. Amendments, Supplements and Waivers. The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the securities of each series at the time Outstanding affected by such supplemental indenture or indentures to enter into supplemental indentures for the purpose of adding, changing or eliminating any provisions of the Indenture or any supplemental indenture or of modifying in any manner not covered elsewhere in the Indenture the rights of the holders of the securities of such series; provided, however, that no such supplemental indenture, without the consent of the holders of each Security then Outstanding and affected thereby, shall: (i) extend a fixed maturity of or any installment of principal of any Securities of any series or reduce the principal amount thereof, or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof; (ii) reduce the rate of or extend the time for payment of interest of any Security of any series; (iii) reduce the premium payable upon the redemption of any Security; (iv) make any Security payable in Currency other than that stated in the Security; (v) impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof (or in the case of redemption, on or after the redemption date); or (vi) reduce the percentage of Securities, the holders of which are required to consent to any such supplemental indenture or indentures. The Indenture also contains provisions permitting the holders of not less than a majority in aggregate principal amount of the Outstanding securities of each series affected thereby, on behalf of all of the holders of the securities of such series, to waive any past Default under the Indenture, and its consequences, except a Default in the payment of the principal of, premium, if any, or interest on any security of such series or a Default in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Outstanding security of such affected series. Any such consent or waiver by the registered Securityholder shall be conclusive and binding upon such holder and upon all future holders and owners of this Security and of any Security issued in exchange for this Security or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

11. Defaults and Remedies. If an Event of Default with respect to the securities of a series issued pursuant to the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Securities of such series then Outstanding, by notice in writing to the Company (and to the Trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Trustee indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the holders of a majority in principal amount of the Outstanding securities of a series issued pursuant to the Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the securities of such series.

12. Trustee, Paying Agent and Security Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any paying agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, paying agent or Security Registrar.

13. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors as such, of the Company or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

14. Discharge of Indenture. The Indenture contains certain provisions pertaining to defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15. Authentication. This Security shall not be valid until the Trustee manually signs the certificate of authentication attached to the other side of this Security.

16. Additional Amounts. The Company is obligated to pay Additional Amounts on this Security to the extent provided in the Indenture.

17. Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Governing Law. The Indenture and this Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of laws principles that would require the application of any other law.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

ELECTION FORM

TO BE COMPLETED ONLY IF THE HOLDER

ELECTS TO ACCEPT THE CHANGE OF CONTROL OFFER

The undersigned hereby irrevocably requests and instructs the Company to repurchase the within Security (or the portion thereof specified below), pursuant to its terms, on the Change of Control Payment Date specified in the Change of Control Offer, for the Change of Control Payment specified in the within Security, to the undersigned, , at (please print or typewrite name, address and telephone number of the undersigned).

For this election to accept the Change of Control Offer to be effective, the undersigned must (A) deliver, to the address of the paying agent set forth below or at such other place or places of which the Company shall from time to time notify the Holder of the within Security, either (i) the Security with this “Election Form” form duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States setting forth (a) the name of the Holder of the Security, (b) the principal amount of the Security, (c) the principal amount of the Security to be repurchased, (d) the certificate number or description of the tenor and terms of the Security, (e) a statement that the option to elect repurchase is being exercised, and (f) a guarantee stating that the Security to be repurchased, together with this “Election Form” duly completed, will be received by the paying agent at least five Business Days prior to the Change of Control Payment Date or (B) otherwise comply with alternative instructions in accordance with the procedures of the depositary. The address of the paying agent is [    ]; Attention: [    ], unless otherwise specified in the Change of Control Offer.

If less than the entire principal amount of the within Security is to be repurchased, specify the portion thereof (which principal amount must be $1,000 or an integral multiple of $1,000 in excess thereof; provided that any remaining principal amount shall be at least the minimum authorized denomination thereof) which the Holder elects to have repurchased: $         .

Holder:

By:
Name:
Title: